Exhibit 99.25

MGIC Master Policy Endorsement Delegated Underwriting Program	MGIC

Mortgage Guaranty Insurance Corporation
270 E. Kilbourn Avenue, Milwaukee, Wisconsin 53202
P.O. Box 488, Milwaukee, Wisconsin 53201

The purpose of this Delegated Underwriting Endorsement (this “Endorsement”) is to delegate to the Initial Insured our authority to underwrite Loans for mortgage insurance under the Policy and our Delegated Underwriting Program, subject to the terms and conditions set forth herein. The Initial Insured acknowledges, understands and agrees to such terms and conditions for any Loan delivered to us for coverage under the Delegated Underwriting Program and such terms and conditions shall be binding on all Beneficiaries, including each Loan Transferee and the Insured and each Servicer.

This Endorsement will apply to a Loan only if the Delegated Underwriting Transmittal for such Loan is received by us on or after the Effective Date of this Endorsement as reflected on the Declaration Page to the Policy. Terms used and not defined in this Endorsement have the meanings set forth in the Policy.

The Policy is hereby amended as follows for each Delegated Underwriting Loan and its related Commitment and Certificate:

Section 1                                              Definitions

(a)                 Insurance Application

The definition of “Insurance Application” in Section 1 (Definitions) of the Policy is hereby amended by addition of the following:

For a Delegated Underwriting Loan, the Insurance Application shall be submitted in the form of a Delegated Underwriting Transmittal.

(b)                 Additional Terms

The following are added to Section 1 (Definitions) of the Policy as new definitions:

Delegated Program Requirements means those specific requirements that the Initial Insured must follow in connection with a Loan under the Delegated Underwriting Program, as agreed to by us and the Initial Insured at the time the Initial Insured is approved for the Delegated Underwriting Program, as the same may be amended, approved or replaced by us from time to time. The Delegated Program Requirements are in addition to the Underwriting Requirements, which shall govern with respect to requirements not specifically addressed in the Delegated Program Requirements.

Delegated Underwriting Loan means a Loan underwritten for mortgage insurance coverage by the Initial Insured or another First Party on its behalf under the Delegated Underwriting Program.

Delegated Underwriting Program means the program described in this Endorsement pursuant to which insurance coverage is extended under the Policy for a Loan identified to us via a Delegated Underwriting Transmittal that is underwritten by the Initial Insured or another First Party on its behalf in accordance with the Eligibility Criteria, the Underwriting Requirements and the Delegated Program Requirements.

Delegated Underwriting Transmittal means a form or data transmission format provided or approved by us for submission of an Insurance Application under the Delegated Underwriting Program containing such data as we require for purposes of identifying a Loan as a Delegated Underwriting Loan and issuing the Commitment or Certificate for such Loan.

Section 2                                              Delegated Underwriting Transmittal

(a)	Submission of Delegated Underwriting Transmittal

To obtain insurance coverage on a Delegated Underwriting Loan under the Policy, the Initial Insured, or another First Party acting on behalf of the Initial Insured, shall submit a Delegated Underwriting Transmittal within 45 days after the Loan closing date, or such other period as we approve for submission by the Initial Insured.

(b)	Representation by Initial Insured; Binding Effect on Beneficiary

In accordance with Section 2.1(b) (Representation by Initial Insured; Binding Effect on Beneficiary) of the Policy, submission of a Delegated Underwriting Transmittal for a Loan constitutes a representation by the Initial Insured that (i) the Insurance Application is in all material respects true and accurate, and is consistent with the Loan File (ii) the Loan for which insurance is requested has been underwritten in strict accordance with and meets the Eligibility Criteria, the Underwriting Requirements and the Delegated Program Requirements. Such representations are binding on all Beneficiaries, including each Loan Transferee and the Insured, regardless of whether any Beneficiary, Loan Transferee or the Insured knew or should have known of the false or misleading nature of the Insurance Application or omission, or that a Delegated Underwriting Loan was not underwritten in strict accordance with or did not meet the Eligibility Criteria, Underwriting Requirements or Delegated Program Requirements.

(c)	Company Reliance on Delegation

The Initial Insured understands and agrees that we are relying on the Initial Insured’s representations, that such representations are material inducements to our insurance of each Delegated Underwriting Loan, and that we are not obligated to underwrite, investigate or verify any information in connection with our issuance of a Commitment or Certificate for a Delegated Underwriting Loan, or review any information or materials submitted to us, whether in the Delegated Underwriting Transmittal or otherwise. The Initial Insured understands and agrees that the form of its submission, including its election to utilize our online insurance ordering system if applicable, does not in any way relieve the Initial Insured of any of its representations or obligations under this Endorsement or the Policy. The provisions of Section 3.1(b) (Company Underwriting Errors) do not apply to a Delegated Underwriting Loan.

(d)	Issuance of Commitment

In reliance on the Initial Insured’s representations, we will issue a Commitment for a Delegated Underwriting Loan upon receipt of a Delegated Underwriting Transmittal, subject to the terms and conditions of the Policy, as endorsed hereby, and the Delegated Underwriting Program; provided however, that if the Delegated Underwriting Transmittal shows the Loan does not meet the Delegated Program Requirements, we may decline to issue a Commitment, in which case we will notify the Initial Insured within five Business Days after we receive a Delegated Underwriting Transmittal. Notwithstanding the foregoing provision, we have no obligation to review the Delegated Underwriting Transmittal to determine whether the Loan meets the Delegated Program Requirements. Issuance of a Commitment or Certificate for a Delegated Underwriting Loan does not waive any of our rights under the Policy or otherwise affect any of the terms and conditions of the Policy as endorsed hereby including as set forth in the immediately preceding subsection (c) (Company Reliance on Delegation)..

Section 3                                              Delegated Underwriting Program

(a)	Term of the Delegated Underwriting Program

We will continue to extend coverage to Delegated Underwriting Loans under this Endorsement until either (i) we terminate, suspend or limit the Initial Insured’s participation in the Delegated Underwriting Program pursuant to Section 4 (Termination, Suspension or Limitation) below, or (ii) the Policy is cancelled in accordance with Section 3.6 (Cancellation of Policy) of the Policy.

(b)	Changes in Delegated Program Requirements or Delegated Underwriting Program

We may change the Delegated Underwriting Program or Delegated Program Requirements at any time and from time to time by giving the Initial Insured notice of such changes, including by publication of such changes on a website of ours that regularly makes such material available to lenders. Such changes are effective upon the effective date specified when published and are considered “published” as soon as they appear on a website of ours that regularly makes such material available to lenders.

(c)	Compliance with Counterparty Monitoring Requirements

The Initial Insured shall comply with the counterparty monitoring requirements established by us from time to time as communicated to the Initial Insured. We will review the Initial Insured’s performance and compliance with our then-current counterparty monitoring requirements, including underwriting and Origination practices, underwriter training and monitoring practices, portfolio characteristics, credit mix, and financial stability of the Initial Insured. Upon reasonable notice to the Initial Insured, the Initial Insured shall cooperate with us in connection with such reviews, including access during normal business hours to the premises of the Initial Insured or any other Person or place where Loan Files and related records are located, and access to the information prepared or maintained by, or in the possession or under the control of, the Initial Insured.

(d)	Underwriters

The Initial Insured shall utilize only underwriters who are experienced and qualified in accordance with industry standards to underwrite Delegated Underwriting Loans for mortgage insurance. The Initial Insured shall establish and maintain procedures designed to ensure that underwriters perform their duties in accordance with such standards and the Delegated Program Requirements.

Section 4                                              Termination, Suspension or Limitation of Delegated Authority

The delegation to the Initial Insured of our authority to underwrite mortgage insurance under this Policy is at our sole discretion and may be terminated, suspended or limited by us at any time for any reason with or without cause.

(a)	Termination, Suspension or Limitation for Cause

A termination, suspension or limitation for cause will be effective immediately upon our notice to the Initial Insured identifying such cause, and we will have no obligation to insure any Delegated Underwriting Loan thereafter, including Loans previously approved by the Initial Insured and submitted via a Delegated Underwriting Transmittal for which we have not issued a Commitment. Unless we provide otherwise in our notice of termination, suspension or limitation of delegation, Commitments issued for Delegated Underwriting Loans prior to the effective date of a termination, suspension or limitation for cause for which coverage has not been activated will be null and void. If the notification of termination, suspension, or limitation for cause is communicated orally, we will provide written confirmation of such termination, suspension, or limitation within 10 days of our initial notice. A termination, suspension, or limitation of the delegation of authority is “for cause” as used herein if we have reasonable cause to believe that the Initial Insured, by act or omission, has breached or failed to comply with any of the terms or conditions of the Delegated Underwriting Program.

(b)	Termination, Suspension or Limitation of Delegation Without Cause

If the termination or suspension of the Initial Insured’s delegated authority is not for cause, we will give the Initial Insured at least 10 Business Days’ prior written notice of such termination or suspension. Any limitations on the Initial Insured’s delegated authority shall be effective as and when we specify in a notice to the Initial Insured. The Policy will remain in full force and effect with respect to any Commitment or Certificate issued prior to the effective date of the termination, suspension or limitation without cause, so long as all Premium due thereon is paid and the other conditions and obligations contained in the Policy and the related Commitment and Certificate are complied with.

(c)	Effect of Termination, Suspension or Limitation of Delegation

Upon the effective date of the termination or suspension of the Initial Insured’s delegated authority hereunder, no new Commitments will be issued for Delegated Underwriting Loans. Termination, suspension or limitation of the Initial Insured’s delegated authority or the Delegated Underwriting Program will not affect coverage on a Certificate issued for a Delegated Underwriting Loan prior to the effective date of such termination, suspension or limitation. Termination, suspension, or limitation of the Initial Insured’s delegation of authority under this Endorsement shall not limit any of our rights or remedies under the Policy.

Section 5                                             Claim Perfection

Section 9.2(b) (Additional Claim Requirements) of the Policy is amended by adding the following item (iv):

(iv)	with respect to a Delegated Underwriting Loan, copies of all documentation relating to such Delegated Underwriting Loan and any other information and documentation that was part of the Delegated Underwriting Requirements relating specifically to the Origination of such Delegated Underwriting Loan, that we determine to be reasonably necessary under the circumstances to appropriately evaluate such Claim, including the Loan File.

Section 6                                              Remedies

Any right or remedy that we are permitted to exercise under the Policy with respect to a Loan, Commitment, Certificate or Claim, including the rights and remedies set forth in Section 4.1 (Exclusions) of the Policy, may be exercised by us with respect to a Commitment or Certificate issued for a Delegated Underwriting Loan.

Section 7                                             Rescission Limitations

The Rescission Limitations under Section 4.3 (Rescission Limitations) of the Policy apply to a Delegated Underwriting Loan.

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All conditions of the Policy not modified by this Endorsement remain in full force and effect for all Delegated Underwriting Loans insured under the Policy.

Nothing contained herein shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of the Policy or any endorsement thereto, other than to the extent expressly set forth above.